UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported)	November 20, 2009

USA VIDEO INTERACTIVE CORP.
(Exact name of registrant as specified in its chapter)
WYOMING	0-29651	06-15763-91
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)
8 West Main Street, Niantic, Connecticut	06352
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(860) 739-8030

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
( ) Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

( ) Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01

Other Events.

The Registrant has retained Catalyst Xchange Corp. (CXC), represented by its principal, Jason Springett, to provide it with investor relations services under an investor relations agreement dated as of November 20, 2009.  CXC is an investor relations company located in London, Ontario.  It will provide a variety of promotional and investor relations services to the Registrant, including assisting with the dissemination of news and information to the public and initiating and maintaining contact with investors.  As part of its services, CXC uses social networking and Internet based marketing sites to disseminate news to the investment community.

The agreement is for a period of 12 months and can be terminated by either party with 30 days notice.  The Registrant has agreed to pay fees of $7,500 per month to CXC.  In addition, the Registrant has granted 750,000 stock options to purchase 750,000 common shares.  The options will have an exercise price of 10 cents per share.  Vesting of the options will be over a 12 month period with vesting increments of 25% every three months.  The term of the stock options will be two years from the date of the grant.  If the agreement is terminated, any unvested options will terminate immediately and any vested options will terminate 30 days following the termination or expiry of the agreement.

Certain members of CXC own a total of 101,000 shares of the Registrant.

The agreement and stock option grant are subject to TSX Venture Exchange approval and all terms will be subject to and in accordance with the rules and regulations of the TSX Venture Exchange.

A copy of the News Release dated November 20th, 2009 is furnished as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

Exhibit 99.1

News Release dated November 20th, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA VIDEO INTERACTIVE CORP.

Date :  November 23rd, 2009

By :

/s/  Edwin Molina

Edwin Molina,

President